Exhibit 3.2

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMERICAN ACCESS TECHNOLOGIES, INC.

(Document number P96000086882)

* * *

Pursuant to the provisions of section 607.1006, Florida Statutes, American Access Technologies, Inc. (the “Corporation”) adopts the following amendments to its Amended and Restated Articles of Incorporation. These amendments were adopted on May 14, 2007 by the shareholders of the Corporation. The number of votes cast by the common shareholders, the only group entitled to vote, was sufficient for approval.

1. Name Change. Article 1 of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read as follows:

The name of the corporation is American Electric Technologies, Inc.

2. Reverse stock split. At 5:00 p.m. Eastern time on the day of filing of these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation (the “Effective Time”), a one-for-five reverse stock split of the Corporation’s common stock shall become effective, pursuant to which each five shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be combined into one (1) share of the Corporation’s Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reverse stock split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the adjusted closing price of a share of Common Stock on the NASDAQ Capital Market on the last trading day prior to the Effective Time. The reverse stock split will be accomplished as follows:

a. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.

b. The appropriate officers of the Corporation are authorized and directed as soon as practicable after the Effective Time, to notify each shareholder of record as of Effective Time to turn in their certificates in exchange for new certificates representing the Corporation’s Common Stock to which they shall be entitled pursuant to the reverse stock split and any applicable fractional share payment as described herein.

c. The Board of Directors of the Corporation or any executive committee thereof is empowered to adopt further rules and regulations concerning the foregoing reverse stock split and to appropriately adjust any options, warrants or other securities which are convertible into shares of the Corporation’s Common Stock as they deem to be fair and equitable and in the best interests of the Corporation.

d. At the Effective Time of the reverse stock split the authorized shares of Common Stock of the Corporation is reduced from 250,000,000 shares to 50,000,000 shares and the first sentence of Article 3 of the Amended and Restated Articles of Incorporation is amended to read as follows:

The total amount of capital stock which this Corporation has the authority to issue is as follows:

50,000,000 shares of Common Stock, $.001 par value per share; and 1,000,000 shares of Preferred Stock, $.001 par value per share.

AMERICAN ACCESS TECHNOLOGIES, INC.

	By:	/s/ Timothy C. Adams
Timothy C. Adams
President

May 14, 2007